Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China XD Plastics Company Limited:

We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-167423 and No. 333-164027) of China XD Plastics Company Limited of our report dated March 25, 2013, with respect to the consolidated balance sheets of China XD Plastics Company Limited as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, which report appears in the December 31, 2012 annual report on Form 10-K of China XD Plastics Company Limited.

/s/ KPMG

Hong Kong, China
March 25, 2013